Exhibit 4.5

                         BRISTOL INVESTMENT GROUP, INC.
                               MEMBER NASD ~ SIPC
                         135 EAST 57TH STREET, 17TH FL.
                               NEW YORK, NY 10022
                         ------------------------------
                                ALAN P. DONENFELD
                                    President
                               Tel (212) 593-1600
                               Fax (212) 593-3155
                             alan@BristolDirect.com

March 9, 2005

Nutrition 21, Inc.
4 Manhattanville Road
Purchase, NY 10577

Attention: Gail Montgomery, President and CEO & Paul S. Intlekofer, Chief Financial Officer.

Ladies and Gentlemen:

This letter confirms the agreement between Bristol Investment Group, Inc. ("Bristol") and Nutrition 21, Inc. (the "Company") with respect to the Company's engagement of Bristol to act as the Company's placement agent of investment capital through a private placement transaction.

1. Services and Term. Bristol will assist the Company in raising capital in a financing. The offering structure, terms and conditions of the financing will be determined by the Company, in its sole discretion. The term of this Agreement (the "Term") shall commence upon its signing and may be terminated by the Company at any time upon thirty days prior written notice (a "Termination").

2. Financing Fees. Bristol shall receive for its services a cash fee equal to four percent (4%) of the amount of capital raised from Bristol Contacts (as defined below) with such cash fee payable by wire transfer out of the closing proceeds of each financing. In addition, the Company shall sell to Bristol, and Bristol shall purchase from the Company, for $0.001 per share, warrants (the "Warrants") to purchase four percent (4%) of the number of shares of Common Stock purchased and/or obtainable by investors in each financing through conversion of notes or preferred stock issued in the financing(s) not to exceed three hundred thousand warrants as part of this financing transaction. The
Warrants shall be exercisable over a five year term and shall include a "cashless exercise" provision. The exercise price of all Warrants issued in a financing shall be equal to the lowest common stock purchase price or the conversion price of a convertible security paid by investors in that financing. Bristol shall be entitled to "piggy back" registration rights pursuant to which the Company agrees to register the shares underlying the Warrants on any registration statement filed by the Company, other than on Form S-8, including the registration by the investors in the financing. From time to time during the Term, Bristol shall submit a written list of potential investors ("Bristol Contacts"). Bristol Contacts shall be deemed to include the affiliates of such Bristol Contacts and any third party investor who learns of the financing or the Company through a Bristol Contact or the efforts of Bristol. To the extent more fully set forth in Section 3, the Bristol Contacts shall be the exclusive contacts of Bristol with respect to Bristol's right to earn compensation under the terms hereunder even if a Bristol Contact(s) provides capital to the Company in a financing not related to the contemplated Bristol financing.

3. Survival of Agreement. Paragraphs 2, 4 and 5, including the exclusivity of Bristol's Contacts, shall survive the Termination of this Agreement. Notwithstanding the Termination of the Agreement, Bristol shall be entitled to receive compensation in the amounts set forth above until the date that is the second anniversary of the Termination.

4. Governing Law, Benefits and Modifications. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way effect the validity, legality or enforceability or any other provision of this Agreement. In the event of any dispute arising out of this Agreement, the Company and Bristol waive any right to a trial under Federal or state law and agree instead to submit any dispute hereunder to the American Arbitration
Association for binding arbitration in New York. The arbitration award shall grant a reimbursement to the prevailing party of all of its fees and expenses, including attorney's fees. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns. This Agreement may not be modified or amended except in writing signed by the parties hereto.

5. Indemnification. The Company agrees that it shall indemnify and hold harmless, Bristol, its stockholders, directors, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an "Indemnified Party"), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or processing, whether or not resulting in any liability), incurred by an Indemnified Party: (a) arising out of, or in connection with, any actions taken or omitted to be taken by the Company, its affiliates, employees or agents, or any untrue statement or alleged untrue statement of a material fact contained in any of the financial or other information contained in the registration statement and/or other information furnished to Bristol by or on behalf of the Company, or the omission or alleged omission of a material fact required to be stated therein or necessary, provided such information is furnished by the Company, to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) with respect to, caused by, or otherwise arising out of any transaction contemplated by the Agreement or Bristol's performing the services contemplated hereunder; provided, however, the Company will not be liable under clause (b) hereof to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from Bristol's gross negligence, breach of agreement or bad faith in performing such services.

If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to therein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances, taking into account the relative benefits received by the Company on the one hand and Bristol on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Bristol on the other, but also the relative fault of the Company and Bristol; provided, however, in no event shall the aggregate contribution of Bristol and/or any Indemnified Party be in excess of net compensation actually received by Bristol and such Indemnified Party pursuant to this Agreement. The Company shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Party is or could be a party and as to which Indemnification or contribution could have been sought by such Indemnified Party hereunder (whether or not such Indemnified Party is a party thereto), unless such consent or termination includes an express unconditional release of such Indemnified Party, reasonably satisfactory in form and substance to such Indemnified Party, from all losses, claims, damages, liabilities or expenses arising out of such action, claim, suit or proceeding.

The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of Bristol's engagement and shall be binding on any successors or assigns of the Company and successors or assigns to all or substantially all of the Company's business or assets.

6. Best Efforts Services. The Company expressly acknowledges and agrees that Bristol's obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by Bristol to purchase any securities and does not ensure a successful financing or the success of Bristol with respect to finding any financing for the Company.

7. Company Information. The Company represents and warrants that, as of the date of this Agreement and at all times thereafter during the Term, the information and documentation provided by the Company to Bristol and Bristol Contacts will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Company recognizes and confirms that Bristol in acting pursuant to this engagement will be using information provided by or on behalf of the Company, and that Bristol does not assume responsibility for and may rely, without independent verification, on the accuracy and the completeness of any such reports and information. The financial statements provided by the Company will present fairly the financial position of the Company as of the dates indicated and the results of its operations for the periods specified; and said financial statements will have been prepared in conformity with generally accepted accounting principles (as described therein), applied on a basis which is consistent during the periods involved. Subject to compliance with applicable securities laws, the Company agrees to provide Bristol with (i) prompt notice of any material development affecting the Company, and (ii) such other information concerning the business and financial condition of the Company as Bristol may from time to time reasonably request.

8. Legal Relationship. Nothing contained in this Agreement shall be construed to place Bristol and the Company in the relationship of partners or joint venturers. Neither Bristol nor the Company shall represent itself as the legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever. Bristol, in performing its services hereunder, shall at all times be an independent contractor.

If the foregoing conforms to your understanding, please sign, date and return to us the enclosed copy of this letter.

                                    Very truly yours,

                                    BRISTOL INVESTMENT GROUP, INC.


                                    By: /s/ Alan P. Donenfeld
                                        --------------------------------
                                            Alan P. Donenfeld, President

Agreed and Accepted this 9th day of March, 2005

NUTRITION 21, INCORPORATED.


By:  /s/ Paul S. Intlekofer
     -----------------------------------------------
         Paul S. Intlekofer, Chief Financial Officer